                                  SCHEDULE 14A

                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement                               [ ] Confidential, For Use of the
                                                              Commission Only (as permitted by
[ ] Definitive Proxy Statement                                Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                           AKAMAI TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                 [AKAMAI LOGO]

To our Stockholders:

     I am pleased to invite you to attend the Annual Meeting of Stockholders of Akamai Technologies, Inc. to be held on Wednesday, May 24, 2000 at 2:00 p.m. at the University Park Hotel at MIT, 20 Sidney Street, Cambridge, Massachusetts.

     Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

     Thank you for your ongoing support of and continued interest in Akamai Technologies, Inc.

                                          Sincerely,

                                          /s/ George H. Conrades

                                          GEORGE H. CONRADES
                                          Chairman and Chief Executive Officer

                           AKAMAI TECHNOLOGIES, INC.
                             500 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 01239

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000

     The Annual Meeting of Stockholders of Akamai Technologies, Inc. will be held on Wednesday, May 24, 2000, at 2:00 p.m., local time, at the University Park Hotel at MIT, 20 Sidney Street, Cambridge, Massachusetts, to consider and act upon the following matters:

        (1) To elect two Class I directors of Akamai for the ensuing three years.

        (2) To approve an amendment to Akamai's Amended and Restated Certificate of Incorporation increasing the number of shares of common stock which Akamai is authorized to issue from 300,000,000 shares to 700,000,000 shares.

        (3) To approve (i) the continuance of Akamai's Second Amended and Restated 1998 Stock Incentive Plan; and (ii) an amendment increasing the number of shares of common stock authorized for issuance under Akamai's Second Amended and Restated 1998 Stock Incentive Plan from 28,755,600 to 37,755,600.

        (4) To ratify the selection by Akamai of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2000.

        (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 10, 2000 are entitled to notice of, and to vote at, the Annual Meeting and are cordially invited to attend the meeting. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai's common stock.

     All stockholders are cordially invited to attend the meeting.

                                          By order of the Board of Directors,

                                          /s/ Robert O. Ball III
                                          ROBERT O. BALL III
                                          Vice President, General Counsel
                                          and Secretary

Cambridge, Massachusetts
April   , 2000

     WHETHER OF NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                           AKAMAI TECHNOLOGIES, INC.
                             500 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 01239

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000

     THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC. FOR USE AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2000 AND AT ANY ADJOURNMENT OR ADJOURNMENTS OF THAT MEETING.

     All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of Akamai or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

     AKAMAI'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999 IS BEING MAILED TO STOCKHOLDERS WITH THE MAILING OF THIS NOTICE OF ANNUAL MEETING AND THIS PROXY STATEMENT ON OR ABOUT APRIL 24, 2000.

     A COPY OF AKAMAI'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO SHANNON ALTIMARI, AKAMAI TECHNOLOGIES, INC., 500 TECHNOLOGY SQUARE, CAMBRIDGE, MASSACHUSETTS 01239. EXHIBITS WILL BE PROVIDED UPON REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

VOTING SECURITIES AND VOTES REQUIRED

     On April 10, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 93,924,025 shares of common stock of Akamai, $.01 par value per share. Each share is entitled to one vote.

     Under Akamai's by-laws, the holders of a majority of the shares of common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     The affirmative vote of the holders of a plurality of the shares of common stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding is required for the approval of an amendment to Akamai's Amended and Restated Certificate of Incorporation increasing the number of shares of common stock which Akamai is authorized to issue from 300,000,000 shares to 700,000,000 shares. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the continuance of and the amendment to the Second Amended and Restated 1998 Stock Incentive Plan, which we refer to in this Proxy Statement as the Stock Incentive Plan, and the ratification of the appointment of PricewaterhouseCoopers LLP as Akamai's independent auditors for the fiscal year ending December 31, 2000.

     Shares which abstain from voting as to a particular matter and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting of each matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter and will have the effect of a vote against the proposed amendment to Akamai's Amended and Restated Certificate of Incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to the number of shares of Akamai common stock beneficially owned as of March 31, 2000 by the following:

     - each person known by Akamai to beneficially own more than 5% of the outstanding shares of Akamai common stock;

     - each director of Akamai;

     - the chief executive officer and the four other most highly compensated executive officers of Akamai; and

     - all Akamai executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to Akamai's knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o Akamai Technologies, Inc., 500 Technology Square, Cambridge, Massachusetts 02139.

                                                                                    PERCENTAGE OF
                                                               NUMBER OF SHARES     COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED     OUTSTANDING
------------------------------------                          ------------------    -------------
Battery Ventures IV, L.P.(1)................................      10,269,304            11.0%
  20 William Street
  Wellesley, MA 02481
F. Thomson Leighton.........................................       9,199,750             9.9
Daniel M. Lewin.............................................       9,316,750            10.0
Baker Communication's Fund, L.P.(2).........................       7,418,471             7.9
  c/o Baker Capital Partners, LLC
  540 Madison Avenue
  New York, NY 10022
George H. Conrades(3).......................................       5,074,381             5.4
Entities affiliated with Polaris Venture Management Co. II,
  L.L.C.(4).................................................       6,662,623             7.1
  1000 Winter Street, Suite 3350
  Waltham, MA 02451
Arthur H. Bilger(5).........................................       1,291,882             1.4
Todd A. Dagres(6)...........................................      10,269,304            11.0
  c/o Battery Ventures IV, L.P.
  20 William Street
  Wellesley, MA 02481
Terrance G. McGuire(7)......................................       6,662,623             7.1
  c/o Polaris Management Co. II, LLC
  1000 Winter Street
  Suite 3350
  Waltham, MA 02451
Edward W. Scott(8)..........................................       7,418,471             7.9
  c/o Baker Capital Partners, LLC
  540 Madison Avenue
  New York, NY 10022
Paul Sagan(9)...............................................       2,037,777             2.2
Earl P. Galleher III(10)....................................       1,334,295             1.4

                                                                                    PERCENTAGE OF
                                                               NUMBER OF SHARES     COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED     OUTSTANDING
------------------------------------                          ------------------    -------------
David Goodtree(11)..........................................         394,050               *
Robert O. Ball III(12)......................................         250,300               *
All executive officers and directors as a group (15
  persons)(13)..............................................      56,688,333            59.7

---------------
  * Percentage is less than 1% of the total number of outstanding shares of common stock of Akamai.

 (1) Includes 157,906 shares held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. is the managing member of Battery Investment Partners IV, LLC.

 (2) Includes 934,668 shares issuable upon the exercise of warrants exercisable within 60 days after March 31, 2000.

 (3) Includes 8,694 shares issuable upon the exercise of warrants exercisable within 60 days after March 31, 2000. Excludes shares held by entities affiliated with Polaris Venture Management Co. II, L.L.C., of which Mr. Conrades is a general partner.

 (4) Represents 6,377,474 shares by Polaris Venture Partners II L.P., 151,625 shares held by Polaris Venture Partners Founders' Fund II L.P., 130,356 shares issuable upon exercise of warrants held by Polaris Venture Partners II L.P. and exercisable within 60 days after March 31, 2000 and 3,168 shares issuable upon the exercise of warrants held by Polaris Venture Partners Founders' Fund II L.P. and exercisable within 60 days after March 31, 2000. Polaris Venture Management Co. II, L.L.C. is the general partner of Polaris Venture Partners and Polaris Venture Founders' Fund II L.P.

 (5) Represents 1,220,872 shares held by ADASE Partners, L.P., 57,660 shares held by AT Investors LLC and 13,350 shares issuable upon the exercise of warrants held by AT Investors LLC and exercisable within 60 days after March 31, 2000. Mr. Bilger, a director of Akamai, is the managing member of the general partner of ADASE Partners, L.P. and managing member of AT Investors LLC. Mr. Bilger disclaims beneficial ownership of the shares held by ADASE Partners, L.P. and AT Investors LLC except to the extent of his pecuniary interest in those entities. Excludes shares held by Baker Communications Fund, L.P., of which Mr. Bilger is a limited partner.

 (6) Represents 10,111,398 shares held by Battery Ventures IV, L.P. and 157,906 shares held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. is the managing member of Battery Investment Partners IV, LLC. Todd A. Dagres, a director of Akamai, is a general partner of Battery Ventures IV, L.P. Mr. Dagres disclaims beneficial ownership of the shares held by Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC except to the extent of his pecuniary interest in those entities.

 (7) Represents 6,377,474 shares held by Polaris Venture Partners II L.P., 151,625 shares held by Polaris Venture Partners Founders' Fund II L.P., 130,356 shares issuable upon exercise of warrants held by Polaris Venture Partners II L.P. and exercisable within 60 days after March 31, 2000 and 3,168 shares issuable upon the exercise of warrants held by Polaris Venture Partners Founders' Fund II L.P. and exercisable within 60 days after March 31, 2000. Polaris Venture Management Co. II, L.L.C. is the general partner of Polaris Venture Partners II L.P. and Polaris Venture Partners Founders' Fund II L.P. Terrance G. McGuire, a director of Akamai, is a general partner of Polaris Venture Management Co. II, L.L.C. Mr. McGuire disclaims beneficial ownership of the shares held by Polaris Venture Partners II L.P. and Polaris Venture Partners Founders' Fund II L.P. except to the extent of his pecuniary interest in those entities.

 (8) Represents 6,483,803 shares held by Baker Communications Fund, L.P. and 934,668 shares issuable upon the exercise of warrants exercisable within 60 days after March 31, 2000 held by Baker Communications Fund, L.P. Baker Capital Partners, LLC is general partner of Baker Fund, L.P. Edward W. Scott, a director of Akamai, is a general partner of Baker Communications Fund, L.P. Mr. Scott disclaims beneficial ownership of the shares held by Baker Communications Fund, L.P. except to the extent of his pecuniary interest in Baker Communications Fund, L.P.

 (9) Includes 1,932 shares issuable upon the exercise of warrants exercisable within 60 days after March 31, 2000.

(10) Includes 6,450 shares issuable upon the exercise of warrants exercisable within 60 days after March 31, 2000.

(11) Includes 393,750 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2000.

(12) Includes 100 shares held as custodian for each of Mr. Ball's three minor children.

(13) Includes 1,603,618 shares of common stock issuable upon the exercise of options and warrants exercisable within 60 days after March 31, 2000.

                             ELECTION OF DIRECTORS

     Akamai's Board of Directors currently consists of seven persons, divided into three classes serving staggered terms of three years. Currently there are two directors in Class I (whose terms expire at this Annual Meeting), two directors in Class II (whose terms expire at the Annual Meeting of stockholders in 2001) and three directors in Class III (whose terms expire at the Annual Meeting of Stockholders in 2002). Two Class I directors are to be elected at the Annual Meeting. Each of these Class I directors will hold office until the Annual Meeting of Stockholders in 2003 or until his or her successor has been duly elected and qualified.

     In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

     Set forth below is the name of each member of the Board of Directors (including the nominees for election as Class I directors), and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of Akamai. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of March 31, 2000, appears above under the heading "Security Ownership of Certain Beneficial Owners and Management."

BOARD RECOMMENDATION

     AKAMAI'S BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE ELECTION OF THE TWO CLASS I DIRECTORS IS IN THE BEST INTERESTS OF AKAMAI AND ITS STOCKHOLDERS AND THEREFORE IT RECOMMENDS A VOTE FOR THIS PROPOSAL.

NOMINEES FOR TERMS EXPIRING IN 2003 (CLASS I DIRECTORS)

     GEORGE H. CONRADES, age 61, has served as Chairman and Chief Executive Officer of Akamai since April 1999 and as a director since December 1998. Mr. Conrades has also been a venture partner of Polaris Venture Partners, Inc., an early stage investment company, since August 1998. From August 1997 to July 1998, Mr. Conrades served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunication services firm. Mr. Conrades served as Chairman of the Board of Directors and Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company, from January 1994 until its acquisition by GTE Internetworking in July 1997. Prior to joining BBN Corporation, Mr. Conrades was an IBM Senior Vice President and a Member of IBM's Corporate Management Board. Mr. Conrades is currently a director of CBS and Infinity Broadcasting, a media company, and Cardinal Health, Inc., a provider of services supporting the healthcare industry. He is also an interim member of the board of ICANN, the Internet Corporation for the Assignment of Names and Numbers, a non-profit organization established by the United States government to oversee the administration of Internet names and addresses.

     TERRANCE G. MCGUIRE, age 44, has served as a director of Akamai since April 1999. Mr. McGuire is a founder and has been a general partner of Polaris Venture Partners, Inc. since June 1996. Since 1992, Mr. McGuire has also been a general partner of Burr, Egan, Deleage & Co., a venture capital firm. Mr. McGuire also serves as a director of Aspect Medical Systems, Inc. an anesthesia monitoring company.

DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS II DIRECTORS)

     F. THOMSON LEIGHTON, age 43, co-founded Akamai and has served as Chief Scientist and as a director since August 1998. Dr. Leighton has been a professor of Mathematics at MIT since 1982 and has served as the Head of the Algorithms Group in MIT's Laboratory for Computer Science since its inception in 1996. Dr. Leighton is currently on leave from MIT. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the ACM, one of the nation's premier journals for computer science research.

     EDWARD W. SCOTT, age 37, has served as a director of Akamai since April 1999. Mr. Scott is a founder and general partner of the Baker Communications Fund, a communications private equity fund. He has been a general partner of that firm since March 1996. From December 1990 until March 1996, Mr. Scott was a private equity investor with the Apollo Investment Fund, L.P.

DIRECTORS WHOSE TERMS EXPIRE IN 2002 (CLASS III DIRECTORS)

     ARTHUR H. BILGER, age 47, has served as a director of Akamai since November 1998 and has served as Vice Chairman of the Board of Directors since August 1999. From December 1994 until March 1997, Mr. Bilger was President, Chief Operating Officer and a member of the Board of Directors of New World Communications Group Incorporated, an entity engaged in television broadcasting and production. From August 1990 until December 1994, Mr. Bilger was a founding principal of Apollo Advisors, L.P. and Lion Advisors, L.P., entities engaged in the management of securities investments. Mr. Bilger is currently a director of Mandalay Resort Group, an owner and operator of hotel casino facilities.

     TODD A. DAGRES, age 39, has served as a director of Akamai since November 1998. Since February 1996, Mr. Dagres has been a general partner of Battery Ventures, a venture capital firm. From February 1994 to February 1996, Mr. Dagres was a Principal and Senior Technology Analyst at Montgomery Securities, now known as Banc of America Securities LLC, an investment bank and brokerage firm.

     DANIEL M. LEWIN, age 29, co-founded Akamai and has served as a director since August 1998. Mr. Lewin served as President of Akamai from August 1998 to May 1999 and as Chief Technology Officer since May 1999. Since July 1996, Mr. Lewin has been a Ph.D. candidate in the Algorithms Group at MIT's Laboratory for Computer Science. From May 1994 to May 1996, Mr. Lewin worked at IBM's research laboratory in Haifa, Israel as a full-time Research Fellow and Project Leader responsible for the development and support of IBM's Genesys system.

OTHER EXECUTIVE OFFICERS OF AKAMAI

     PAUL SAGAN, age 41, joined Akamai in October 1998 as Vice President and Chief Operating Officer and has served as President and Chief Operating Officer since May 1999. Mr. Sagan was a Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based not-for-profit membership organization, whose members are multinational corporations, from July 1997 to August 1998. From December 1995 to December 1996, Mr. Sagan was the President and Editor of Time Inc. New Media, an affiliate of Time Warner, Inc., a global media and entertainment company. From September 1992 to December 1995, Mr. Sagan served as a vice president and senior vice president of Time Warner Cable, a division of Time Warner, Inc. Mr. Sagan is also a director of Open Market, Inc. and Medialink Worldwide Inc.

     TIMOTHY WELLER, age 35, joined Akamai in August 1999 as Chief Financial Officer. From July 1993 until August 1999, Mr. Weller was an equity research analyst at Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. Weller holds a Ph.D. in Electrical Engineering from the University of Illinois.

     ROBERT O. BALL III, age 41, has served as Vice President and General Counsel of Akamai since July 1999 and has served as Secretary since August 1999. From June 1996 until August 1999, Mr. Ball was a Partner and Chair of the Electronic Commerce Practice Team at Alston & Bird LLP, a law firm. From 1991 until May 1996, Mr. Ball was a Partner at Cashin, Morton & Mullins, a law firm.

     PETER DANZIG, age 39, joined Akamai in September 1999 as Vice President of Technology. Prior to joining Akamai, from March 1997 to August 1999, Mr. Danzig served as acting Chief Technology Officer of the NetCache group at Network Appliance, Inc., a provider of network data solutions. Mr. Danzig founded Internet Middleware Corporation, a provider of web caching solutions, in May 1996 and served as its Chief Technology Officer until it was acquired by Network Appliance, Inc. in March 1997. From January 1990 to May 1996, Mr. Danzig was an Assistant Professor of Computer Science at the University of Southern California.

     EARL P. GALLEHER III, age 40, has served as Vice President of WorldWide Sales and Support of Akamai since March 1999. From March 1996 until August 1998, Mr. Galleher was employed with Digex, Inc., a national Internet carrier, where he served as Vice President and General Manager from March 1996 to January 1997 and as the President of the Web Site Management Division from January 1997 to August 1998. From November 1991 to February 1996, Mr. Galleher served as Director of Marketing at American Mobile Satellite Corporation, a mobile voice and data service provider.

     DAVID GOODTREE, age 38, has served as the Vice President of Strategy and Products of Akamai since December 1999. From March 1999 until December 1999, Mr. Goodtree served as Vice President of Marketing of Akamai. From October 1994 to March 1999, Mr. Goodtree served as Group Director at Forrester Research, Inc., an independent technology research firm. Prior to joining Forrester Research, Inc., from October 1990 to September 1994, Mr. Goodtree managed product development for MCI Communications Corporation, now known as MCI WorldCom, Inc., a telecommunications company.

     STEVEN P. HEINRICH, age 55, has served as Vice President of Human Resources of Akamai since March 1999. Prior to joining Akamai, Mr. Heinrich established Constellation Consulting, Inc., a human resources consulting firm specializing in early stage, high technology businesses. From November 1979 to October 1997, Mr. Heinrich was employed by BBN Corporation where he served as the Vice President of Human Resources from March 1993 to October 1997.

     JONATHAN SEELIG, age 27, co-founded Akamai in August 1998 and has served as Vice President of Strategy and Corporate Development since that time. From January 1995 to September 1997, Mr. Seelig worked for ECI Telecom, Ltd., a provider of digital telecommunications and data transmission systems to network service providers. Mr. Seelig is presently on a leave of absence as an M.B.A. candidate at MIT's Sloan School of Management.

     Each executive officer serves at the discretion of Akamai's board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Akamai.

     Each person who has served as a director or executive officer during the year ended December 31, 1999 has no substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting, other than the election of the Class I Directors.

BOARD AND COMMITTEE MEETINGS

     All directors attended at least 75% of the total number of meetings of the board of directors and each committee on which he served during the fiscal year ended December 31, 1999.

     The board of directors has an Audit Committee and a Compensation Committee.

     The Audit Committee consists of three outside directors, Messrs. Bilger, McGuire and Scott. During 1999, Mr. Leighton also served on the Audit Committee from April 1999 to December 2000. The Audit Committee reviews the professional services provided by Akamai's independent accountants, the independence of such accountants from Akamai's management, Akamai's annual financial statements and Akamai's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to Akamai's accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee held no formal meetings in fiscal 1999.

     The Compensation Committee consists of Messrs. Dagres and McGuire. Mr. Conrades served on the Compensation Committee from April 1999 to April 2000. Mr. Scott also served on the Compensation Committee from April 1999 to January 2000. The Compensation Committee reviews executive salaries, administers Akamai's bonus, incentive compensation and stock plans, and approves the salaries and other benefits of Akamai's executive officers. In addition, the Compensation Committee consults with Akamai's management regarding Akamai's pension and other benefit plans and compensation policies and practices. The Compensation Committee held no formal meetings in fiscal 1999.

COMPENSATION OF DIRECTORS

     Akamai reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Akamai may, in its discretion, grant stock options and other equity awards to its non-employee directors from time to time pursuant to the Stock Incentive Plan. Akamai has not yet determined the amount and timing of such grants or awards.

EXECUTIVE COMPENSATION

  Summary Compensation Table.

     The following table sets forth information with respect to the compensation earned by

     - each of the persons who served during 1999 as Akamai's chief executive officer; and

     - each of Akamai's four other most highly compensated executive officers who received annual compensation in excess of $100,000 in 1999.

     Akamai refers to these individuals as the Akamai Named Executive Officers. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                                                                                  LONG-TERM COMPENSATION
                                                                                          AWARDS
                                                          ANNUAL COMPENSATION      NUMBER OF SECURITIES
                                                        -----------------------         UNDERLYING
NAME AND PRINCIPAL POSITION(1)                   YEAR   SALARY($)   BONUS($)(2)        OPTIONS/SARS
------------------------------                   ----   ---------   -----------   ----------------------
George H. Conrades.............................  1999    260,077           --                  --
  Chairman of the Board of Directors and         1998         --           --                  --
  Chief Executive Officer
Daniel M. Lewin(3).............................  1999    120,000           --                  --
  Chief Technology Officer and Director          1998     30,000           --                  --
Paul Sagan.....................................  1999    205,417           --                  --
  President and Chief Operating Officer          1998     22,275           --                  --
Robert O. Ball III.............................  1999    105,769      100,000              60,000
  Vice President, General Counsel and Secretary  1998         --           --                  --
Earl Galleher..................................  1999    137,981       50,000                  --
  Vice President of Worldwide Sales and Support  1998         --           --                  --
David Goodtree.................................  1999    115,981      100,000           1,260,000
  Vice President of Strategy and Products        1998         --           --                  --

---------------
(1) Mr. Conrades commenced employment with Akamai in April 1999; Mr. Lewin co-founded Akamai in August 1998; Mr. Sagan commenced employment with Akamai in October 1998; Mr. Ball commenced employment with Akamai in July 1999; Mr. Galleher commenced employment with Akamai in March 1999; and Mr. Goodtree commenced employment with Akamai in March 1999.

(2) Other compensation in the form of perquisites and other personal benefits has been omitted because these perquisites and other personal benefits contributed less than $50,000 or 10% of the total salary and bonus for each Akamai Named Executive Officer for that year.

(3) Daniel M. Lewin resigned as President of Akamai and became Chief Technology Officer on May 18, 1999.

  Option Grants During Fiscal Year 1999

     The following table sets forth each grant of Akamai stock options during 1999 to each of the Akamai Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

                                                      INDIVIDUAL GRANTS
                                 ------------------------------------------------------------   POTENTIAL REALIZABLE
                                               PERCENT OF                                         VALUE AT ASSUMED
                                 NUMBER OF        TOTAL                                            ANNUAL RATES OF
                                 SECURITIES   OPTIONS/SARS                                           STOCK PRICE
                                 UNDERLYING    GRANTED TO      EXERCISE OR                        APPRECIATION FOR
                                  OPTIONS/    EMPLOYEES IN     BASE PRICE                          OPTION TERM(2)
                                    SARS         FISCAL         PER SHARE                       ---------------------
                                  GRANTED     YEAR 1999(%)    ($/SHARE)(1)    EXPIRATION DATE    5%($)       10%($)
                                 ----------   -------------   -------------   ---------------   --------   ----------
George H. Conrades.............         --          --               --                --            --           --
Daniel M. Lewin................         --          --               --                --            --           --
Paul Sagan.....................         --          --               --                --            --           --
Robert O. Ball III.............     60,000         0.4            19.80          10/28/09       747,127    1,893,366
Earl P. Galleher III...........         --          --               --                --            --           --
David Goodtree.................  1,260,000         8.7            .0417           3/22/09        33,043       83,738

---------------
(1) The exercise price was equal to the fair market value of Akamai's common stock as determined by Akamai's board of directors on the date of grant.

(2) The potential realizable value is calculated based on the term of the Akamai stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent Akamai's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the Akamai stock option and that the Akamai stock option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

  Options Exercised During Fiscal Year 1999

     The following table sets forth for each of the Akamai Named Executive Officers the Akamai stock options exercised and the number and value of securities underlying unexercised options that are held by the Akamai Named Executive Officers as of December 31, 1999. None of the Akamai Named Executive Officers exercised Akamai stock options in 1999.

                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                            OPTIONS AT DECEMBER 31, 1999     AT DECEMBER 31, 1999($)(1)
                                            ----------------------------    ----------------------------
                                            EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                            -----------    -------------    -----------    -------------
George H. Conrades........................      --                  --          --                   --
Daniel M. Lewin...........................      --                  --          --                   --
Paul Sagan................................      --                  --          --                   --
Robert O. Ball III........................      --              60,000          --           18,469,500
Earl P. Galleher III......................      --                  --          --                   --
David Goodtree............................      --           1,260,000          --          412,754,958

---------------
(1) Based on the closing sale price of Akamai common stock on December 31, 1999 ($327 5/8), as reported by the Nasdaq National Market, less the option exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed by all officers and directors of Akamai who are persons required to file reports, referred to as reporting persons, pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or written representations from certain reporting persons, Akamai believes that during fiscal 1999 all filings required to be made by the reporting persons were timely made in accordance with the requirements of the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of Akamai's board of directors has furnished the following report on executive compensation.

     The Compensation Committee of Akamai's board of directors, which consists of Mr. Dagres and Mr. McGuire, reviews executive salaries, administers Akamai's stock plans and any executive bonus and other executive incentive plans and approves the salaries and other benefits of its executive officers. In addition, the Compensation Committee consults with Akamai's management regarding its pension and other benefit plans and is responsible for reviewing Akamai's overall compensation policies and practices.

Compensation Philosophies

     Akamai's executive compensation program for 1999 consisted primarily of base salary and stock options designed to align executive compensation with Akamai's long-term strategic goals and shareholder interest and to attract, retain and reward executives. Akamai employed first year cash bonuses to attract few key executives. The Committee's executive compensation philosophy holds that a significant portion of executive compensation should be tied directly to the performance of Akamai as a whole. The stock option grants for Akamai executives reflect this philosophy. By linking compensation to Akamai's business objectives Akamai believes that a performance-oriented environment is created for its executives and other employees.

     Akamai's executive compensation program for 1999 was also intended to align executive and shareholder interests by providing executives with an equity interest in Akamai through the granting of stock options or restricted stock, or a combination of both. The size of option grants was recommended by George Conrades (who was a member of the Compensation Committee until April 9, 2000) to the Compensation Committee for approval. The Compensation Committee based its review of recommended grants on various factors, including the executive's responsibilities, the executive's past, present and expected contributions to Akamai and current market grants in companies of similar size, market capitalization and industry.

Compensation in Fiscal 1999

     Base Salary. Base salaries for executive officers are determined annually by reviewing three key areas, 1) the pay practices of companies of similar size, market capitalization and industry 2) the skills and performance level of the individual executive relative to targeted performance criteria and 3) actual corporate performance.

     Incentive Bonus. Akamai does not have an annual incentive plan for executive officers. Cash bonuses are used on an exception basis to attract, retain and motivate executives, primarily at a first year incentive. When cash bonuses are employed the executives cash bonus is based on the achievement of company specific performance measures and individual specific objectives and the contribution of the executive to the overall success and achievements of the company and its management team. For 1999, these bonuses were based on building the organization and sales growth, including marketing accomplishments, the successful execution of Akamai's initial public offering and other individual objectives. Bonuses for executive officers for 1999 totaled $250,000. As indicated in the Summary Compensation Table, Messrs. Ball, Galleher and Goodtree received bonuses of $100,000, $50,000 and $100,000, respectively, in 1999.

     Long-Term Incentives. The Compensation Committee believes that stock options are an excellent long-term incentive for executives that aligns executive and shareholder interests and assists in retention of key officers and employees. Stock options granted under Akamai's stock option program generally vest over four years. The Compensation Committee has and may in the future determine to more closely link the vesting of stock options with an executive's achievement of a particular objective. When determining stock option awards, the Compensation Committee considers the executive's current contributions to Akamai's performance, the anticipated contribution to meeting Akamai's long-term strategic performance goals, their position with Akamai and industry practice. The direct link between the value of a stock option to an executive and an increase in the price of Akamai's stock makes stock option awards a key method for aligning executive compensation with stockholder value. During 1999, the Named Executive Officers received options to purchase an aggregate of 1,320,000 shares of Common Stock at a weighted average exercise price of $.94 per share, as indicated in the Option Grants During Fiscal Year 1999 table.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Mr. Conrades' base salary and long-term incentive compensation are determined by the Compensation Committee without Mr. Conrades' participation, based upon the same factors as those used by the Compensation Committee for executives in general. Mr. Conrades' current annual base salary is $345,000 and he was granted 5,940,000 shares of restricted stock. Mr. Conrades does not participate in a cash based incentive plan.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to in this Proxy Statement as the Code, generally disallows a federal income deduction to public companies for certain compensation over $1,000,000 paid to the company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and intends to structure its stock option grants and certain other equity-based awards in a manner that is intended to avoid disallowances under
Section 162(m) of the Code unless the Compensation Committee believes that such compliance would not be in the best interests of Akamai or its stockholders.

                                          Compensation Committee

                                          Todd A. Dagres
                                          Terrance G. McGuire

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Messrs. Dagres and McGuire, each of whom served on the Compensation Committee of the Board of Directors during 1999. During 1999, Mr. Scott also served on the Compensation Committee from April 1999 to January 2000. Mr. Conrades, who served as Akamai's Chief Executive Officer from April 1999 to December 1999, was also a member of the Compensation Committee from April 1999 to April 2000. Otherwise, no member of the Compensation Committee was at any time during 1999, or formerly, an officer or employee of Akamai or any subsidiary of Akamai, and, except as provided below, no member of the Compensation Committee had any relationship with Akamai requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

     No executive officer of Akamai has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of Akamai.

COMPARATIVE STOCK PERFORMANCE

     The following graph compares the cumulative total return to stockholders of Akamai's common stock for the period from October 29, 1999, the date Akamai's common stock was first traded on the Nasdaq National Market, through February 29, 2000 with the cumulative total return over such period of

     - the Nasdaq Stock Market (U.S.) Index; and

     - the S&P Technology Sector Index.

     The graph assumes the investment of $100 in Akamai's common stock (at the initial public offering price) and in each of such indices (and the reinvestment of all dividends). The performance shown is not necessarily indicative of future performance.

PERFORMANCE CHART

                                                                               NASDAQ STOCK MARKET
                                                AKAMAI TECHNOLOGIES, INC.            (U.S.)               S&P TECHNOLOGY SECTOR
                                                -------------------------      -------------------        ---------------------
10/29/99                                                  100.00                     100.00                      100.00
11/99                                                     911.54                     111.68                      110.81
12/99                                                    1260.10                     136.67                      132.46
1/00                                                      958.17                     131.63                      122.51
2/00                                                     1004.81                     156.41                      138.54

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Issuances Of Preferred Stock And 15% Senior Subordinated Notes

     Since Akamai's inception in August 1998, Akamai has issued and sold preferred stock and 15% senior subordinated notes coupled with warrants to purchase Akamai common stock at an exercise price of approximately $2.50 per share to the following persons and entities who are Akamai's executive officers, or directors or holders of 5% or more of Akamai's common stock. For more detail on shares of Akamai stock held by these purchasers, see "Security Ownership of Certain Beneficial Holders and Management."

                                                                              WARRANTS TO
                                                                              PURCHASE THE
                                                                               FOLLOWING
                                       SERIES A    SERIES B     15% SENIOR     SHARES OF      AGGREGATE
                                       PREFERRED   PREFERRED   SUBORDINATED      COMMON       PURCHASE
                NAME                   STOCK(1)    STOCK(1)       NOTES          STOCK          PRICE
                ----                   ---------   ---------   ------------   ------------   -----------
Arthur H. Bilger(2)..................    32,894       9,610     $  100,000       13,350      $   494,779
Baker Communications Fund, L.P. .....        --     929,244     $7,000,000      934,668      $20,999,990
Battery Ventures IV, L.P.(3).........   513,165      63,056             --           --      $ 4,850,056
George H. Conrades(4)................    29,605       8,649     $   65,154        8,694      $   420,458
Earl P. Galleher III.................     3,289         961     $   48,333        6,450      $    87,808
Jonathan Seelig......................    14,473       4,228     $   31,852        4,248      $   205,546
Entities affiliated with Polaris
  Venture Management Co. II,
  L.L.C.(5)..........................   263,163     237,318     $1,000,000      133,524      $ 6,575,472
Paul Sagan...........................     6,578       1,922     $   14,477        1,932      $    93,427

---------------
(1) Upon the closing of Akamai's initial public offering on November 3, 1999, each share of Akamai preferred stock automatically converted into shares of Akamai common stock.

(2) Excludes securities held by Baker Communications Fund, L.P., of which Mr. Bilger is a limited partner. Mr. Bilger is the managing member of the general partner of ADASE Partners, L.P. and the managing member of AT Investors LLC. Mr. Bilger's shares of Series A preferred stock represent holdings of ADASE Partners, L.P. in Akamai. Mr. Bilger's shares of Akamai common stock issued upon conversion of Series B convertible preferred stock and his notes and warrants are held by AT Investors LLC. Mr. Bilger disclaims beneficial ownership of the securities held by ADASE Partners, L.P. and AT Investors LLC except to the extent of his pecuniary interest in those entities.

(3) Includes 7,895 shares of Series A convertible preferred stock and 969 shares of Series B convertible preferred stock held by Battery Investment Partners IV, LLC, of which Battery Ventures IV, L.P. is a managing member.

(4) Excludes securities held by entities affiliated with Polaris Venture Management Co. II, L.L.C., of which Mr. Conrades is a general partner.

(5) Represents 257,119 shares of Series A convertible preferred stock, 231,687 shares of Series B convertible preferred stock, 15% senior subordinated notes in the principal amount of $976,271 and 130,356 warrants held by Polaris Venture Partners II L.P. and 6,044 shares of Series A convertible preferred stock, 5,631 shares of Series B convertible preferred stock, 15% senior subordinated notes in the principal amount of $23,729 and 3,168 warrants held by Polaris Venture Partners Founders Fund II L.P.

     Series A Financing. On November 23, 1998, November 30, 1998 and December 14, 1998, Akamai issued an aggregate of 1,100,000 shares of Series A preferred stock to 22 investors, including Arthur H. Bilger, Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, George H. Conrades, Earl P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The per share purchase price for the Series A convertible preferred stock was $7.60.

     Series B Financing. On April 16, 1999 and April 30, 1999, Akamai issued an aggregate of 1,327,500 shares of Series B convertible preferred stock to 24 investors, including Arthur H. Bilger, Baker Communications Fund, L.P., Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, George H. Conrades,

Earl P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The per share purchase price for the Series B convertible preferred stock was $15.07. As part of Akamai's Series B financing, Akamai granted Baker Communications Fund, L.P. an option to purchase up to 145,195 shares of its Series C convertible preferred stock and an option to purchase 5% of the shares sold in the initial public offering. In October 1999, Baker exercised both of these options.

     15% Senior Subordinated Note Financing. On May 7, 1999, Akamai issued 15% senior subordinated notes in the aggregate principal amount of $15,000,000 coupled with warrants to purchase an aggregate of 2,002,836 shares of Akamai common stock for an exercise price of approximately $2.50 per share to 20 investors, including Arthur H. Bilger, Baker Communications Fund, L.P., George
H. Conrades, Earl P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The 15% senior subordinated notes had a term of five years and an interest rate of 15% per year, compounded annually. As of December 31, 1999, $2.8 million in aggregate principal amount remained outstanding under the 15% senior subordinated notes.

  Issuances Of Common stock

     The following table presents selected information regarding the issuances of Akamai common stock to Akamai's executive officers and directors. Akamai issued the shares of Akamai common stock set forth in the table below pursuant to stock restriction agreements with each of the executive officers and directors which give Akamai rights to repurchase all or a portion of the Akamai common stock at their purchase price in the event that the person ceases to provide services to Akamai before the date specified in their respective agreements.

                                                        DATE OF     NUMBER OF       AGGREGATE
                         NAME                           ISSUANCE      SHARES      PURCHASE PRICE
                         ----                           --------    ----------    --------------
Robert O. Ball III....................................   7/23/99       250,000      $  625,000
Arthur H. Bilger......................................  11/19/98       594,000      $    8,250
                                                         3/26/99       600,000      $  200,000
George H. Conrades....................................   3/26/99     5,940,000      $1,980,000
Earl P. Galleher III..................................   3/15/99     1,260,000      $   52,500
F. Thomson Leighton...................................    9/2/98    11,391,750      $   63,288
Daniel M. Lewin.......................................    9/2/98    11,391,750      $   63,288
Paul Sagan............................................  10/28/98     2,383,200      $   33,100
                                                         5/18/99       600,000      $  500,000
Jonathan Seelig.......................................    9/2/98     2,376,000      $   13,200
Timothy Weller........................................   7/23/99     1,050,000      $2,625,000

     Akamai agreed to the material terms of each of the Akamai preferred stock issuances described above after arms'-length negotiations. All future transactions, including loans between Akamai and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the members of the Akamai's board of directors, including a majority of the independent and disinterested directors on the Akamai's board of directors, and will continue to be on terms no less favorable to Akamai than could be obtained from unaffiliated third parties.

  Agreements With Executive Officers

     On March 26, 1999, in connection with the issuance of restricted Akamai common stock, Akamai loaned $1,980,000 to George H. Conrades, its Chief Executive Officer and Chairman of Akamai's board of directors. The loan bears interest at a rate of 5.3% per year, compounded annually until paid in full. The loan must be paid in full by March 26, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Conrades upon his sale of capital stock of Akamai. On March 26, 1999, Akamai entered into a severance agreement with Mr. Conrades. The severance agreement requires Akamai to pay Mr. Conrades a lump-sum cash payment equal to 299% of his average annual salary and bonus for the most recent three years if his employment is terminated by Akamai other than for cause within two years following a change in control of Akamai. Under the terms of Mr. Conrades' restricted stock grant, Akamai's right to repurchase shares of unvested restricted stock will cease in the event of a change in control of Akamai.

     On May 18, 1999, in connection with the issuance of restricted common stock, Akamai loaned $500,000 to Paul Sagan, Akamai's President and Chief Operating Officer. The loan bears interest at a rate of 5.3% per year, compounded annually until paid in full. The loan must be paid in full by May 18, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Sagan upon his sale of capital stock of Akamai. Under the terms of Mr. Sagan's restricted stock grant, Akamai's right to repurchase shares of unvested restricted stock will cease in the event of a change in control of Akamai.

     On July 23, 1999, in connection with the issuance of restricted common stock, Akamai loaned $623,750 to Robert O. Ball III, Akamai's Vice President, General Counsel and Secretary. The loan bears interest at a rate of 6.1% per year, compounded annually until paid in full. The loan must be paid in full by July 23, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Ball upon his sale of capital stock of Akamai. Under the terms of Mr. Ball's restricted stock grant, Akamai's right to repurchase shares of unvested restricted stock will cease in the event of a change in control of Akamai.

     On July 23, 1999, in connection with the issuance of restricted common stock, Akamai loaned $2,619,750 to Timothy Weller, Akamai's Chief Financial Officer and Treasurer. The loan bears interest at a rate of 6.1% per year, compounded annually until paid in full. The loan must be paid in full by July 23, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Weller upon his sale of capital stock of Akamai. Under the terms of Mr. Weller's restricted stock grant, Akamai's right to repurchase shares of unvested restricted stock will cease in the event of a change in control of Akamai. In addition, if Mr. Weller's employment is terminated by Akamai other than for cause or by Mr. Weller for good reason (as defined in Mr. Weller's restricted stock agreement), all of Mr. Weller's unvested restricted stock will vest.

     Akamai and Earl P. Galleher III, Vice President of Worldwide Sales and Support, entered into a letter agreement dated March 4, 1999. The letter agreement provides that if Akamia is sold then Mr. Galleher's restricted stock shall become fully vested. The letter agreement also provides that if Akamai terminates Mr. Galleher without cause after March 4, 2000 and prior to March 4, 2001, then Mr. Galleher will receive a one-time payment equal to his then-current annualized base salary and he will receive an additional year of vesting of his restricted stock. The letter agreement further provides that if Akamai terminates Mr. Galleher after March 4, 2001 and prior to March 4, 2002, then Mr. Galleher will receive a one-time payment equal to one-half of his then-current annualized base salary and he will receive an additional year of vesting of his restricted stock.

                          APPROVAL OF AMENDMENT TO THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     On January 18, 2000, Akamai's board of directors adopted, subject to stockholder approval, an amendment to the Amended and Restated Certificate of Incorporation increasing the number of shares of common stock authorized for issuance by Akamai from 300,000,000 shares to 700,000,000 shares. We refer to this proposed amendment as the charter amendment.

     If the charter amendment is approved, the additional authorized shares of common stock would be available for issuance in the future for corporate purposes, including without limitation, stock splits, stock dividends, financings, acquisitions, and management incentive and employee benefit plans, as Akamai's board of directors may deem advisable, without the necessity of further stockholder action. The issuance of additional shares of common stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, would have the effect of diluting Akamai's current stockholders and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Akamai. Other than in connection with its existing stock option plans, upon conversion of the outstanding debenture and upon sale of shares purchased pursuant to employee stock purchase plans, Akamai has no present intentions or plans to issue any shares of common stock.

BOARD RECOMMENDATION

     AKAMAI'S BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO AKAMAI'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IS IN THE BEST INTERESTS OF AKAMAI AND ITS STOCKHOLDERS AND THEREFORE IT RECOMMENDS A VOTE FOR THIS PROPOSAL.

     APPROVAL OF CONTINUANCE AND AMENDMENT OF AKAMAI'S STOCK INCENTIVE PLAN

OVERVIEW

     In the opinion of Akamai's board of directors, the future success of Akamai depends, in large part, on its ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. Under Akamai's Stock Incentive Plan, Akamai is currently authorized to grant options to purchase up to an aggregate of 28,755,600 shares of common stock to its officers, directors, employees and consultants. As of March 31, 2000, there were 439,250 shares available for future grant under the Stock Incentive Plan.
Accordingly, as of April   , 2000, Akamai's board of directors adopted an
amendment to the Stock Incentive Plan, that increased from 28,755,600 to 37,755,600 the number of shares of common stock available for issuance upon exercise of options granted under the Stock Incentive Plan (subject to adjustment for certain changes in Akamai's capitalization). We refer to this amendment to the Stock Incentive Plan as the Stock Incentive Plan Amendment.

     Section 162(m) of the Code generally disallows a deduction for compensation in excess of $1,000,000 paid by a public company to the company's chief executive officer and its four other most highly compensated executive officers. Certain performance-based compensation is excluded from this limitation. In particular, income recognized upon the exercise of stock options generally is not subject to this limitation if the options or awards were issued under a plan approved by stockholders that provides for, among other things, a limit to the number of shares that may be issued under the plan to any individual. In order for awards granted under the Stock Incentive Plan to comply with Section 162(m) of the Code after the Annual Meeting, the continuance and amendment of the Stock Incentive Plan must be approved by the stockholders. If the stockholders do not vote to continue and amend the Stock Incentive Plan, then Akamai will not make any further awards under the Stock Incentive Plan. However, any awards previously granted under the Stock Incentive Plan will remain outstanding regardless of whether the stockholders approve the continuance and amendment of the Stock Incentive Plan, except that options that were intended to qualify under Section 422 of the Code will no longer qualify as such, but will be treated as nonstatutory stock options.

SUMMARY OF THE AKAMAI'S STOCK INCENTIVE PLAN

     The following summary of the Stock Incentive Plan is qualified in its entirety by reference to the Stock Incentive Plan, a copy of which is attached as Appendix B to the electronic copy of this Proxy Statement filed with the Commission and may be accessed from the Commission's home page (www.sec.gov). In addition, a copy of the Stock Incentive Plan may be obtained by making a written request to the General Counsel of Akamai.

  Description of Awards.

     The Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights (collectively, the "Awards").

     Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Under current law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Akamai or any of its subsidiaries). The Stock Incentive Plan permits the Board to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to Akamai of shares of common stock, by delivery to Akamai of a promissory note, or by any other lawful means.

     Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to Akamai's right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

     Other Stock-Based Awards. Under the Stock Incentive Plan, Akamai's board of directors has the right to grant other Awards based upon the common stock having such terms and conditions as Akamai's board of directors may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

  Eligibility to Receive Awards

     Officers, employees, directors, consultants and advisors of Akamai and its subsidiaries are eligible to be granted Awards under the Stock Incentive Plan. Under current law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the Stock Incentive Plan may not exceed 9,098,434 shares per calendar year.

     As of March 31, 2000, approximately 542 persons were eligible to receive Awards under the Stock Incentive Plan, including Akamai's executive officers and non-employee directors. The granting of Awards under the Stock Incentive Plan is discretionary, and Akamai cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

     On March 31, 2000, the last reported sale price of Akamai's common stock on the Nasdaq National Market was $160 13/16.

  Administration

     The Compensation Committee of Akamai's board of directors administers the Stock Incentive Plan. The Compensation Committee with the assistance of management selects the recipients of awards and determines:

     - the number of shares of common stock covered by options and the dates upon which such options become exercisable;

     - the exercise price of options;

     - the duration of options; and

     - the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions for repurchase, issue price and repurchase price.

     In the event of a merger or other acquisition event, Akamai's board of directors is authorized to provide for outstanding awards to be assumed or substituted for by the acquiror. If the acquiror does not assume or substitute for outstanding awards, Akamai's board of directors may provide that all unexercised options will become exercisable in full prior to the completion of such event and that these options will terminate upon the completion of the event if not previously exercised. In addition, immediately prior to the consummation of an acquisition event, the vesting schedule of each outstanding option and stock-based award will be accelerated.

  Amendment or Termination

     No Award may be made under the Stock Incentive Plan after August 19, 2008 but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the Stock Incentive Plan, except that, after the date of such amendment, no Award intended to comply with Section 162(m) of the Code shall become exercisable, realizable or vested unless and until such amendment shall have been approved by Akamai's stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Stock Incentive Plan and with respect to the sale of common stock acquired under the Stock Incentive Plan.

     Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

     Nonstatutory Stock Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

     Restricted Stock. A participant will not recognize taxable income upon the grant of a restricted stock Award unless the participant makes an election under
Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the common stock at the time the Award is granted and the purchase price paid for the common stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the common stock at the time of such lapse and the original purchase price paid for the common stock. The participant will have a tax basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the common stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the common stock and the participant's tax basis in the common stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

     Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the Stock Incentive Plan will vary depending on the specific terms of the Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, and the participant's holding period and tax basis for the Award or underlying common stock.

     Tax Consequences to Akamai. The grant of an Award under the Stock Incentive Plan will have no tax consequences to Akamai. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired under the Stock Incentive Plan will have any tax consequences to Akamai. Akamai generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Stock Incentive Plan, including in connection with a restricted stock award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

BOARD RECOMMENDATION

     AKAMAI'S BOARD OF DIRECTORS BELIEVES THAT THE STOCK INCENTIVE PLAN AMENDMENT IS IN THE BEST INTERESTS OF AKAMAI AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Akamai's board of directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit Akamai's financial statements for the year ending December 31, 2000. PricewaterhouseCoopers LLP has audited the financial statements of Akamai for each fiscal year since Akamai's inception. The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is necessary to appoint PricewaterhouseCoopers LLP as Akamai's independent auditors and Akamai's board of directors recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

BOARD RECOMMENDATION

     AKAMAI'S BOARD OF DIRECTORS BELIEVES THAT THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000 IS IN THE BEST INTERESTS OF AKAMAI AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

     Akamai's board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by Akamai. In addition to solicitations by mail, Akamai's board of directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Akamai will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by Akamai no later than December 23, 2000 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

     In addition, Akamai's by-laws require that Akamai be given advance notice of stockholder nominations for election to Akamai's board of directors and of other business which stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in Akamai's proxy statement in accordance with Rule 14a-8). The required notice must be delivered by the stockholder and received by the secretary at the principal executive offices of Akamai (a) no earlier than 90 days before and no later than 70 days before the first anniversary of the preceding year's Annual Meeting, or (b) if the date of the Annual Meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (i) no earlier than 90 days before the Annual Meeting and (ii) no later than 70 days before the Annual Meeting or ten days after the day notice of the Annual Meeting was mailed or publicly disclosed, whichever occurs first.

     AKAMAI'S BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                          By order of the Board of Directors,

                                          /s/ Robert O. Ball III
                                          ROBERT O. BALL III
                                          Vice President, General Counsel
                                          and Secretary

April   , 2000

APPENDIX A -- PROXY CARD
APPENDIX B -- AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN

                                                                      APPENDIX A

                           AKAMAI TECHNOLOGIES, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 24, 2000

    Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) George H. Conrades, Paul Sagan and Robert O. Ball III or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2000 Annual Meeting of Stockholders of Akamai Technologies, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

                    PLEASE VOTE, DATE AND SIGN ON OTHER SIDE
                    AND RETURN PROMPTLY IN ENCLOSED ENVELOPE


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

-------------------------------           --------------------------------------

-------------------------------           --------------------------------------

-------------------------------           --------------------------------------

[X] Please mark votes as in this example.

    A VOTE FOR THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBERS 2, 3 AND 4 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. Election of Class I Directors

   Nominees: George H. Conrades, Terrance G. McGuire

   [ ] FOR BOTH NOMINEES (EXCEPT AS INDICATED TO THE CONTRARY)

   [ ] WITHHELD FROM BOTH NOMINEES


INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER NOMINEE STRIKE A LINE THROUGH SUCH NOMINEE'S NAME. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE.

2. Approval of amendment to Akamai's Amended Restated Certificate of Incorporation increasing from 300,000,000 shares to 700,000,000 shares the number of authorized shares of common stock.

        [ ] FOR              [ ] AGAINST          [ ] ABSTAIN

3. Approval of the continuance of and amendment to the Second Amended and Restated 1998 Stock Incentive Plan.

        [ ] FOR              [ ] AGAINST          [ ] ABSTAIN

4. Approval of the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2000.

        [ ] FOR              [ ] AGAINST          [ ] ABSTAIN

To transact such other business as may properly come before the meeting.


MARK HERE FOR ADDRESS CHANGE OR COMMENTS AND NOTE ON REVERSE [ ]

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.


Signature: ____________ Date: ________ Signature: _____________ Date: __________

                                                                      APPENDIX B

                                  AMENDMENT TO

              SECOND AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN

                                       OF

                            AKAMAI TECHNOLOGIES, INC.

         The Second Amended and Restated 1998 Stock Incentive Plan (the "Plan") be and hereby is amended by deleting the first sentence of Section 4(a) thereof in its entirety and inserting in lieu thereof the following:

         "Subject to adjustment under Section 8, Awards may be made under the Plan for up to 37,755,600 shares of common stock, $.01 par value per share, of the Company (the "Common Stock")."

Adopted by the Board of Directors on April __, 2000.
Approved by the Stockholders on May __, 2000.

                            AKAMAI TECHNOLOGIES, INC.

                           Second Amended and Restated
                            1998 STOCK INCENTIVE PLAN

1.       PURPOSE

The purpose of this Amended and Restated 1998 Stock Incentive Plan (the "Plan") of Akamai Technologies, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future subsidiary corporations of as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code").

2.       ELIGIBILITY

All of the Company's employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options, restricted stock awards, or other stock-based awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant".

3.       ADMINISTRATION, DELEGATION

         (a) Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

         (b) DELEGATION TO EXECUTIVE OFFICERS. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

         (c) APPOINTMENT OF COMMITTEES. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

4.       STOCK AVAILABLE FOR AWARDS

         (a) NUMBER OF SHARES. Subject to adjustment under Section 8, Awards may be made under the Plan for up to 11,377,800 shares of common stock, $0.01 par value per share, of the Company (the "Common Stock"). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

         (b) PER-PARTICIPANT LIMIT. Subject to adjustment under Section 8, for Awards granted after the Common Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act"), the maximum number of shares of Common Stock with respect to which an Award may be granted to any Participant under the Plan shall be 3,600,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with
Section 162(m) of the Code.

5.       STOCK OPTIONS

         (a) GENERAL. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

         (b) INCENTIVE STOCK OPTIONS. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

         (c) EXERCISE PRICE. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

         (d) DURATION OF OPTIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

         (e) EXERCISE OF OPTION. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

         (f) PAYMENT UPON EXERCISE. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

                  (1) in cash or by check, payable to the order of the Company;

                  (2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

                  (3) when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), which Common Stock was owned by the Participant at least six months prior to such delivery;

                  (4) to the extent permitted by the Board, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

                  (5) by any combination of the above permitted forms of payment.

6.       RESTRICTED STOCK

         (a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a "Restricted Stock Award").

         (b) TERMS AND CONDITIONS. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.       OTHER STOCK-BASED AWARDS

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

8.       ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS

         (a) CHANGES IN CAPITALIZATION. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan,
(ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the terms of each other outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 8(a) applies and Section 8(c) also applies to any event, Section 8(c) shall be applicable to such event, and this Section 8(a) shall not be applicable.

         (b) LIQUIDATION OR DISSOLUTION. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award or other Award granted under the Plan at the time of the grant of such Award.

         (c) Acquisition and Change in Control Events

                 (1)  Definitions

                 (a)  An "Acquisition Event" shall mean:

                      (i) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property; or

                      (ii) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction.

                 (b)  A "Change in Control Event" shall mean:

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

                      (i) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

                      (ii) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or
                            (B) the combined voting power of the
                            then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Sale: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively;

                      (iii) any sale of all or substantially all of the assets
                            of the Company; or

                      (iv)  the complete liquidation of the Company.

                 (2)  Effect on Options

                 (a) ACQUISITION EVENT. Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to an Acquisition Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); PROVIDED THAT if such Acquisition Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, such assumed or substituted options shall be immediately exercisable in full upon the occurrence of such Acquisition Event. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Acquisition Event.

                      Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event; provided, however, in the event of an Acquisition Event under the terms of which holders of Common

                      Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

                 (b) CHANGE IN CONTROL EVENT THAT IS NOT AN ACQUISITION EVENT. Upon the occurrence of a Change in Control Event that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, all Options then-outstanding shall automatically become immediately exercisable in full.

                 (3)  Effect on Restricted Stock Awards

                 (a) ACQUISITION EVENT THAT IS NOT A CHANGE IN CONTROL EVENT. Upon the occurrence of an Acquisition Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Acquisition Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

                 (b) CHANGE IN CONTROL EVENT. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then-outstanding shall automatically be deemed terminated or satisfied.

                 (4)  Effect on Other Awards

                 (a) ACQUISITION EVENT THAT IS NOT A CHANGE IN CONTROL EVENT. The Board shall specify the effect of an Acquisition Event that is not a Change in Control Event on any other Award granted under the Plan at the time of the grant of such Award.

                 (b) CHANGE IN CONTROL EVENT. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any other Award or any other agreement between a Participant and the Company, all other Awards shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Award.

9.       GENERAL PROVISIONS APPLICABLE TO AWARDS

         (a) TRANSFERABILITY OF AWARDS. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

         (b) DOCUMENTATION. Each Award shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

         (c) BOARD DISCRETION. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

         (d) TERMINATION OF STATUS. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

         (e) WITHHOLDING. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

         (f) AMENDMENT OF AWARD. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

         (g) CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

         (h) ACCELERATION. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of restrictions in full or in part or that any other Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

10.      MISCELLANEOUS

         (a) NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

         (b) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

         (c) EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

         (d) AMENDMENT OF PLAN. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

         (e) GOVERNING LAW. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.